Exhibit 10.1

FOURTH AMENDMENT TO OFFICE LEASE

This FOURTH AMENDMENT TO OFFICE LEASE (“Fourth Amendment”) is made and entered into as of the 1st day of June, 2012, by and between MS LPC MALIBU PROPERTY HOLDINGS, LLC, a Delaware limited liability company (“Landlord”), and IXIA, a California corporation (“Tenant”).

R E C I T A L S :

A.    Landlord and Tenant entered into that certain Office Lease dated September 14, 2007 (the “Original Lease”), as amended by that certain Amendment to Office Lease dated February 11, 2010 (“First Amendment”), that certain Second Amendment to Office Lease dated November 15, 2010 (the “Second Amendment”), and that certain Third Amendment to Office Lease dated January 10, 2012 (the “Third Amendment”) (the Original Lease, First Amendment, Second Amendment and Third Amendment shall be known collectively as the “Lease”), whereby Landlord leased to Tenant and Tenant leased from Landlord those certain premises consisting of a total of approximately 85,891 (82,417 usable) rentable square feet of space, consisting of (i) 50,000 rentable (48,809 usable) square feet of space comprising the entire rentable area of that certain building located at 26601 West Agoura Road, Calabasas, CA (“Building F” and the “Building F Premises”); (ii) 21,612 (19,823 usable) rentable square feet of space comprising the entire rentable area of that certain building located at 26701 West Agoura Road, Calabasas, CA (“Building A” and the “Building A Premises”); (iii) 12,512 rentable (12,164 usable) square feet of space, commonly known as Suite 101, and located on the first floor of that certain building located at 26677 West Agoura Road, Calabasas, CA (“Building C” and the applicable portion of Building C which is part of the Premises, the “Building C Premises”), and (iv) 1,767 rentable (1,621 usable) square feet of space, commonly known as Suite B100, and located on the first floor of that certain building located at 26707 West Agoura Road, Calabasas, CA (“Building B” and the applicable portion of Building B which is part of the Premises, “Suite B100” or the “Building B Premises”)(the Building F Premises, Building A Premises, Building C Premises, and Building B Premises collectively, the “Original Premises”), all as more particularly set forth in the Lease.

B.    Landlord and Tenant desire to substitute the Building C Premises with that certain space containing of the following spaces: (i) subject to the terms of Section 2.1 of this Fourth Amendment, approximately 10,000 rentable square feet of space, which includes Suite B100 and is a portion of the space commonly known as Suite 100, and located on the first floor of Building B (the applicable portion of Building B which is part of the Substitute Premises, the “Building B Substitute Premises”); and (ii) 30,529 rentable (27,035 usable) square feet of space, commonly known as Suites 110 and 200, and located on the first and second floors of that certain building located at 26651 West Agoura Road, Calabasas, CA (“Building D” and the applicable portion of Building D which is part of the Substitute Premises, the “Building D Substitute Premises”) (collectively, the “Substitute Premises”), as delineated on Exhibit A attached hereto and made a part hereof.

C.    Landlord and Tenant desire to extend the Lease Term of the Lease, and to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Capitalized Terms.    All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Fourth Amendment.

2.    Substitution of Substitute Premises for Building C Premises.    Effective as of June 1, 2013 (the “Substitute Premises Commencement Date”), (a) subject to the terms of Section 3, below, the Lease shall terminate and be of no further force or effect with respect to the Building C Premises, and (b) Tenant shall lease from Landlord and Landlord shall lease to Tenant the Substitute Premises on the terms and conditions set forth in the Lease, as hereby amended. Consequently, effective upon the Substitute Premises Commencement Date, the Substitute Premises shall be substituted for the Building C Premises and all references in the Lease, as hereby amended, to the “Premises” shall mean and refer to the Building F Premises, the Building A Premises and the Substitute Premises.

2.1    Layout and Measurement of Building B Substitute Premises.    Landlord and Tenant hereby stipulate and agree that the rentable area of the Building F Premises, the Building A Premises and the Building D Substitute Premises are as set forth in Recitals A and B of this Fourth Amendment. Landlord and Tenant hereby acknowledge, however, that, as of the date of this Fourth Amendment, Landlord and Tenant have not agreed upon the exact layout and measurement of the Building B Substitute Premises. As soon as reasonably practical following the full execution and delivery of this Fourth Amendment by the parties, Tenant shall submit to Landlord, for Landlord’s review and approval, which approval shall not be unreasonably withheld, Tenant’s proposed demising plan for Building B Substitute Premises; provided, however, it shall be reasonable for Landlord to withhold its consent to any proposed demising plan that does not result in the remaining space on the first (1st) floor of Building B being in a “Marketable Condition,” as that term is defined below, including, at a minimum, adequate space for a multi-tenant corridor adjacent to such remaining space, and adequate access directly from such remaining space to the building lobby and the elevator lobby, all in compliance with then applicable building codes and subject to Landlord’s approval, in its reasonable discretion. The term “Marketable Condition” means space that is contiguous and in a commercially reasonable marketable configuration for lease to a third party tenant, as determined by Landlord in its reasonable discretion. In connection with the preparation of the Final Working Drawings, Tenant shall cause its “Architect,” as that term is defined in the Tenant Work Letter, to include the rentable and usable square footage of the Building B Substitute Premises, which measurement shall be make in compliance with the Standard Method for Measuring Floor Area in Office Building, ANSI Z65.1 – 1996 and its accompanying guidelines (“BOMA”).

Landlord’s approval of the Final Working Drawing shall not be deemed to be Landlord’s approval of the measurement of the Building B Substitute Premises. Within thirty (30) days after Landlord’s approval of the Final Working Drawings, Landlord shall have the right to have Landlord’s space planner/architect verify the measurement of the rentable and usable square feet of the Building B Substitute Premises performed by Tenant’s Architect. In the event Landlord’s space planner/architect disagrees with Tenant’s Architect as to the rentable and usable square feet of the Building B Substitute Premises, then Landlord’s space planner/architect shall notify Tenant’s Architect (a “Measurement Notice”) and Landlord’s space planner/architect and Tenant’s Architect shall promptly meet to discuss the measurement of the Building B Substitute Premises. In the event Landlord’s space planner/architect and Tenant’s Architect are not able to agree on the rentable and usable square feet of the Building B Substitute Premises within ten (10) business days following the date Tenant’s Architect receives the Measurement Notice, then the determination of Landlord’s space planner/architect shall be conclusive and binding upon the parties. Once the rentable and usable square feet of the Building B Substitute Premises has been determined, all amounts, percentages and figures appearing or referred to in this Fourth Amendment based upon such square footage (including, without limitation, the amount of the Base Rent, Tenant’s Share and the Tenant Improvement Allowance) shall be modified in accordance with such determination, and Landlord and Tenant shall execute an amendment to the Lease setting forth such correct amounts, numbers and figures.

2.2    Beneficial Occupancy of Substitute Premises.    Tenant shall have the right to occupy the Substitute Premises prior to the Substitute Premises Commencement Date, provided that (A) Tenant shall give Landlord at least ten (10) days’ prior notice of any such occupancy of the Substitute Premises, (B) a temporary certificate of occupancy shall have been issued by the appropriate governmental authorities for each such portion to be occupied, and (C) all of the terms and conditions of the Lease, as amended, shall apply, other than Tenant’s obligation to pay Base Rent and Tenant’s Share of the annual Direct Expenses, as though the Substitute Premises Commencement Date had occurred (although the Substitute Premises Commencement Date shall not actually occur until the occurrence of the same pursuant to the terms of Section 2, above) upon such occupancy of a portion of the Substitute Premises by Tenant.

3.    Surrender of Building C Premises.    Tenant hereby agrees to vacate the Building C Premises and surrender and deliver exclusive possession of the Building C Premises to Landlord on or before the Substitute Premises Commencement Date in accordance with the provisions of Article 15 of the Original Lease and thereafter, Tenant shall have no further obligations with respect to the Building C Premises except with respect to the period of Tenant’s tenancy prior to the Substitute Premises Commencement Date. Landlord acknowledges that there are no “Above Standard Tenant Improvements” (as that term is defined in Exhibit B of the Original Lease) in the Building C Premises. In the event that Tenant fails to vacate the Building C Premises and surrender and deliver exclusive possession of the Building C Premises to Landlord on or before the Substitute Premises Commencement Date in accordance with the provisions of the Lease, then Tenant shall be deemed to be in holdover of the Building C Premises and shall be subject to the terms of Article 16 of the Original Lease.

4.    Representations of Tenant.    Tenant represents and warrants to Landlord that (a) Tenant has not heretofore assigned or sublet all or any portion of its interest in the Lease or in the Building C Premises; (b) no other person, firm or entity has any right, title or interest in the Lease or in the Building C Premises through Tenant; (c) Tenant has the full right, legal power and actual authority to enter into this Fourth Amendment and to terminate Tenant’s lease with respect to the Building C Premises without the consent of any person, firm or entity; and (d) Tenant has the full right, legal power and actual authority to bind Tenant to the terms and conditions hereof. Tenant further represents and warrants to Landlord that as of the date hereof there are no, and as of the Substitute Premises Commencement Date there shall not be any, mechanic’s liens or other liens encumbering all or any portion of the Building C Premises, by virtue of any act or omission on the part of Tenant, its predecessors, contractors, agents, employees, successors or assigns. Notwithstanding the termination of the Lease with respect to the Building C Premises, the representations and warranties set forth in this Section 4 shall survive the Substitute Premises Commencement Date and Tenant shall be liable to Landlord for any inaccuracy or any breach thereof.

5.    Extended Term.    Landlord and Tenant acknowledge that the Lease Term is scheduled to expire on May 31, 2013 (“Original Expiration Date”), pursuant to the terms of the Lease. Notwithstanding anything to the contrary in the Lease, the Lease Term is hereby extended to May 31, 2023 (the “Extended Termination Date”), unless sooner terminated as provided in the Lease, as hereby amended. Notwithstanding the fact that the Lease Term is originally scheduled to expire on May 31, 2013, the period of time commencing on the June 1, 2012 (the “Extended Term Commencement Date”) and terminating on the Extended Termination Date, shall be referred to herein as the “Extended Term.” At any time during the Extended Term, Landlord may deliver to Tenant a notice substantially in the form as set forth in Exhibit C attached to the Original Lease, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within ten (10) days of receipt thereof.

5.1    Base Rent.

5.1.1    Prior to and Including the Original Expiration Date.    Notwithstanding anything to the contrary in the Lease as hereby amended, prior to and including the Original Expiration Date, Tenant shall continue to pay Base Rent and Additional Rent for the Original Premises in accordance with the terms of the Lease.

5.1.2    Following Original Expiration Date.    Commencing on June 1, 2013 and continuing throughout the remainder of the Extended Term, Tenant shall pay to Landlord monthly installments of Base Rent for the then existing Premises (which shall mean the Building F Premises, the Building A Premises and the Substitute Premises) in an amount equal to $1.55 per rentable square foot of the then existing Premises per calendar month, which amount shall be increased by three percent (3%) on each anniversary of the Substitute Premises Commencement Date that occurs during the Extended Term; provided, however, Tenant’s obligation to pay Base Rent with respect to the Premises is subject to the terms of Section 5.3, below.

5.2    Tenant’s Share of Direct Expenses.    Notwithstanding anything in the Lease, as hereby amended, to the contrary (i) Tenant shall continue to be obligated to pay Tenant’s Share of Direct Expenses in connection with the Original Premises which arise or accrue prior to the Substitute Premises Commencement Date in accordance with the terms of Article 4 of the Original Lease, and (ii) subject to the terms of Section 3, above, Tenant shall not be obligated to pay Tenant’s Share of Direct Expenses in connection with the Original Premises attributable to any period of time on and after the Substitute Premises Commencement Date. Commencing on the Substitute Premises Commencement Date, Tenant shall pay Tenant’s Share of Direct Expenses which arise or accrue on and after the Substitute Premises Commencement Date in connection with the then existing Premises (which shall mean the Building F Premises, the Building A Premises and the Substitute Premises) in accordance with the terms of Article 4 of the Original Lease. Notwithstanding anything to the contrary set forth in the Lease, as hereby amended, effective as of the Substitute Premises Commencement Date, for purposes of calculating Tenant’s Share of Direct Expenses in connection with the then existing Premises, the following shall apply:

5.2.1    Tenant’s Share shall equal 100% with respect to Building F, 100% with respect to Building A, and 71.07% with respect to Building D;

5.2.2    Tenant’s Share with respect to Building B shall be a percentage, which may be expressed as a fraction, the numerator of which rentable square feet of the Building B Substitute Premises and the denominator shall 69,704 (i.e., the total rentable square footage of Building B);

5.2.3    the Base Year shall be the calendar year 2012; and

5.2.4    Operating Expenses shall not include costs and expenses incurred by Landlord solely with respect to either the on-site Project café or gym.

5.3    Abated Base Rent.    Provided that Tenant is not then in default of the Lease, as amended, then during the months of July and August for calendar years 2013, 2014, 2015, 2016, 2017, 2018, and 2019 (the foregoing 14 months to be known collectively as the “Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Premises during such Rent Abatement Period (the “Rent Abatement”). Tenant acknowledges and agrees that the foregoing Rent Abatement has been granted to Tenant as additional consideration for entering into this Amendment, and for agreeing to pay the rental and performing the terms and conditions otherwise required under this Amendment. If Tenant shall be in default under the Lease, as amended, and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to terms and conditions of the Lease, as amended, or if the Lease is terminated for any reason other than (i) termination in accordance with the provisions of Article 11 of the Lease, following damage or destruction of the Premises, (ii) termination in accordance with the provisions of Article 13 of the Lease, following condemnation of the Buildings or the Project, or (iii) termination following Landlord’s breach of the Lease, then the dollar amount of the unapplied portion of the Rent Abatement as of the date of such default or termination, as the case may be, shall be converted to a credit to be applied to the Base Rent applicable at the end of the Extended Term and Tenant shall immediately be obligated to begin paying Base Rent for the Premises in full.

6.    Improvements.    Except as specifically set forth herein, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Substitute Premises, and Tenant shall accept the Substitute Premises in its existing, “as-is” condition. Notwithstanding the foregoing, Tenant shall construct the improvements in the Premises (excluding the Building C Premises) and the Substitute Premises, pursuant to the terms of the Tenant Work Letter attached hereto as Exhibit B (the “Tenant Work Letter”).

7.    Tenant Termination Right.    Provided that Tenant is not in default under the Lease, as amended, as of the date of Tenant’s delivery of the “Termination Notice,” as that term is defined hereinbelow, then the Original Tenant or any Permitted Assignee shall have the right to terminate this Lease, effective as of May 31, 2020 (the “Termination Date”), provided that (a) Landlord receives written notice (the “Termination Notice”) from Tenant on or before March 31, 2019, stating that Tenant elects to terminate this Lease pursuant to the terms and conditions of this Section 7, and (b) concurrently with Landlord’s receipt of the Termination Notice, Landlord receives from Tenant the “Termination Fee,” as that term is defined hereinbelow, as consideration for and as a condition precedent to such early termination. The “Termination Fee” shall be equal to the sum of the following:

(i)    the aggregate amount of Base Rent which would otherwise be due and owing by Tenant (as if the Lease had not been terminated by Tenant pursuant to this Section 7) for the five (5) full calendar months following the Termination Date; and

(ii)    the sum of the unamortized brokerage commissions, free rent prior to the Termination Date, and any tenant improvement allowances paid by Landlord or provided to Tenant in connection with Tenant’s lease of the Premises during the Extended Term (which costs shall be amortized with interest at 8% per annum over the Extended Term).

(iii)    the sum of the unamortized costs and expenses as of the Termination Date incurred by Landlord in connection with Tenant’s lease of any First Offer Space, and/or any First Refusal Space, as those terms are set forth in the Original Lease, as amended hereby, including, but not limited to, brokerage commissions, free rent and any tenant improvement allowances (which costs shall be amortized with interest at 8% per annum over the portion of the Extended Term applicable to such First Offer Space and/or First Refusal Space).

If Tenant elects to terminate the Lease pursuant to the terms and conditions of this Section 7, then the Lease shall terminate effective as of the Termination Date with the same force and effect as if the Lease were scheduled to expire in accordance with its terms as of such Termination Date, and, without limiting the generality of the foregoing, Tenant shall surrender possession of the Premises to Landlord on such Termination Date in the condition required pursuant to the terms and conditions of this Lease. The termination right set forth in this Section 7 shall be personal to the Original Tenant and any Permitted Assignee and may not be exercised by any other assignee, sublessee, or transferee of the Original Tenant’s interest in the Lease.

8.    Right of First Offer.    Landlord and Tenant hereby agree that, notwithstanding anything set forth in the Lease to the contrary, from and after the date of this Fourth Amendment, Tenant’s right of first offer, as set forth in Section 1.3 of the Original Lease, shall be modified as follows.

8.1    First Offer Space.    The “First Offer Space,” as that term is defined in Section 1.3 of the Original Lease, shall mean (i) the remaining leasable space in Building B (i.e., all of the leasable space in Building B except the Building B Substitute Premises) (the “Building B First Offer Space”), and (ii) the entire first (1st) floor of Building C (the “Building C First Offer Space”).

8.2    Superior Right Holders.    The “Superior Right Holders,” as that term is defined in Section 1.3 of the Original Lease, shall mean and refer to tenant under existing leases as of the date of this Fourth Amendment.

8.3    Procedure for Acceptance.    The two (2) references in Section 1.3.2 of the Original Lease to “seven (7) days” are hereby amended and restated as “five (5) business days.”

8.4    Rejection of First Offer Notice.    With respect to any First Offer Notice with respect to all or any portion of the Building B First Offer Space, Tenant shall not have the right set forth in sub-item (ii) of Section 1.3.2 of the Original Lease (i.e., to exercise its right of first offer but reject the First Offer Rent and Other Economic Terms, and to have the First Offer Rent and other economic terms applicable to Tenant’s lease of First Offer Space determined pursuant to arbitration as set forth in Section 2.2.4 of the Original Lease). If Tenant does not accept the First Offer Rent and Other Economic Terms set forth in the First Offer Notice within five (5) business days after Tenant’s receipt of the First Offer Notice, then Landlord, in its sole and absolute discretion, shall have the right to terminate negotiations with Tenant and to lease the space described in the First Offer Notice to anyone whom Landlord desires on any terms which Landlord desires, but subject to Tenant’s rights set forth in Section 9 of this Fourth Amendment, below.

9.    Right of First Refusal.    Landlord and Tenant hereby agree that, notwithstanding anything set forth in the Lease to the contrary, from and after the date of this Fourth Amendment, Tenant’s right of first refusal, as set forth in Section 1.4 of the Original Lease, shall be modified as follows.

9.1    First Refusal Space.    The “First Refusal Space,” as that term is defined in Section 1.4 of the Original Lease, shall mean the remaining leasable space in Building B (i.e., all of the leasable space in Building B except the Building B Substitute Premises) (the “Building B First Refusal Space”).

9.2    Procedure for Acceptance.    The two (2) references in Section 1.4.1.2 of the Original Lease to “seven (7) days” are hereby amended and restated as “five (5) business days.”

10.    Base Building HVAC.    Landlord and Tenant hereby agree that, from and after the Substitute Premises Commencement Date, (i) the first sentence in Section 6.2.1 of the Original Lease shall be amended and restated in its entirety as follows: “The terms of this Section 6.2.1 shall be applicable only to that portion of the Premises located in Building A, Building B and Building D,” and (ii) the first sentence in Section 6.2.2 of the Original Lease shall be amended and restated in its entirety as follows: “The terms of this Section 6.2.2 shall be applicable only to that portion of the Premises located in Building F.” With respect to that portion of the Premises located in Building A, Building B and Building D, Landlord shall, subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto, provide heating, ventilation and air conditioning (“HVAC”) when necessary for normal comfort for normal office use, assuming a normal and customary office occupancy density, in such portions of the Premises from 8:00 A.M. to 6:00 P.M. Monday through Friday, and on Saturdays from 9:00 A.M. to 1:00 P.M. (collectively, the “Building Hours”), except for the date of observation of New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and, at Landlord’s discretion, other locally or nationally recognized holidays (collectively, the “Holidays”). Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems. Any supplemental HVAC systems installed by Tenant shall be installed and maintained by Tenant in accordance with Section 6.5 of the Original Lease. For the sake of clarity, Landlord and Tenant hereby acknowledge and agree that from and after the Substitute Premises Commencement Date, (x) Landlord shall repair and maintain the Base Building HVAC equipment located in Building A, Building B and Building D, pursuant to Article 7 of the Original Lease, and (y) Tenant shall repair and maintain the Base Building HVAC equipment located in Building F pursuant to Section 6.2.2 of the Original Lease.

11.    SNDAA.    Landlord shall use commercially reasonable efforts to deliver to Tenant a “SNDAA” from any current “Superior Holder” on or before the Substitute Premises Commencement Date.

12.    Generator.    Landlord and Tenant hereby acknowledge and agree that Tenant has the right to install a Generator pursuant to the terms of Section 6.6 of the Original Lease. In connection with any such installation by Tenant, Landlord hereby approves the location for the Generator depicted on Exhibit C, attached hereto. Tenant hereby acknowledges that as part of Landlord’s right to review and approve the plans and specifications for the Generator, Landlord may require Tenant to install the Generator in an approved enclosure and to require Tenant to install screening and landscaping around the Generator area in order to maintain the visual integrity of the Project.

13.    AC Chiller Units.    Subject to the terms hereof and Applicable Laws, Tenant shall have the right to install two (2) AC Chiller Units (the “AC Chiller Units”) in the location shown on Exhibit C, attached hereto (the “AC Chiller Area”); provided, however, the number of surface reserved parking passes allocated to Tenant shall be reduced by the number of whole and/or partial parking spaces used to create the AC Chiller Area. Tenant shall be responsible for any and all costs, if any, incurred by Landlord as a result of or in connection with Tenant’s installation, operation and/or use of the AC Chiller Units. Subject to Landlord’s prior approval of all plans and specifications, which approval shall not be unreasonably withheld, and at Tenant’s sole cost and expense, Landlord shall permit Tenant to install and maintain the AC Chiller Units in the AC Chiller Area, and connections between the AC Chiller Units and the Building(s), all in compliance with all Applicable Laws. Tenant hereby acknowledges that as part of Landlord’s right to review and approve the plans and specifications for the ac Chiller Units, Landlord may require Tenant to install the AC Chiller Units in an approved enclosure and to require Tenant to install screening and landscaping around the AC Chiller Area in order to maintain the visual integrity of the Project. Tenant shall submit the specifications for design, operation, installation and maintenance of the connections to the AC Chiller Units and facilities related thereto to Landlord for Landlord’s consent, which consent will not be unreasonably withheld or delayed and may be conditioned on Tenant complying with such reasonable requirements imposed by Landlord, based on the advice of Landlord’s engineers, so that the Building’s systems or other components of the Building are not adversely affected by the installation and operation of the AC Chiller Units. The cost of design (including engineering costs) and installation of the AC Chiller Units and the costs of the AC Chiller Units themselves shall be Tenant’s sole responsibility, but which costs shall be deemed a “Tenant Improvement Allowance Item” pursuant to Section 2.2.1 of the Tenant Work Letter, attached hereto. All repairs and maintenance of the AC Chiller Units shall be the sole responsibility of Tenant, and Landlord makes no representation or warranty with respect to such AC Chiller Units. Tenant shall remove the AC Chiller Units and all related facilities and equipment upon the expiration or earlier termination of this Lease and repair all damage to the Building and/or Project resulting from such removal and restore all affected areas to their condition existing prior to Tenant’s installation of the AC Chiller Units, all at Tenant’s sole cost and expense. The terms of the preceding sentence shall survive the termination or earlier expiration of the Lease, as amended. The AC Chiller Units shall be deemed to be a part of the Premises for purposes of the indemnification and insurance provisions of the Lease, and Tenant shall maintain, at Tenant’s cost, industry standard “boiler and machinery” insurance coverage with respect thereto.

14.    Landlord’s Right to Lease.    Notwithstanding anything set forth in Section 29.15 to the contrary, Landlord agrees, during any time that the Original Tenant is (i) not in default under the terms of the Lease, as amended, and (ii) continuously operating its business from at least seventy percent (70%) of the Premises, Landlord shall not enter into a lease for space in the Project with (i) Spirent Communications, (ii) JDS Uniphase, (iii) Gigamon, (iv) Breaking Point, or (v) Aeroflex (collectively, the “Restricted Tenants”); provided, however, in no event shall Landlord be deemed to be in breach of this Section 13 if any tenant in the Project is acquired by or otherwise merges with a Restricted Tenant after the date of such tenant’s lease. In the event Landlord breaches the terms of this Section 13, the terms of Section 19.6 of the Original Lease shall be applicable to such breach. If Tenant fails to continuously operate its business from within at least seventy percent (70%) the Premises for more than six (6) months (except that any period required to (x) repair or restore the Premises following damage by casualty or condemnation or (y) periodically remodel or renovate the Premises shall not be taken into account in calculating such 6-month period), or if the restriction set forth in this Section 13 is deemed to be in violation of Applicable Law, then the leasing restrictions set forth in this Section 13 will automatically terminate. Tenant does hereby indemnify, defend and hold Landlord harmless from any claim, cost, loss or damage (including reasonable attorneys’ fees) incurred or alleged against Landlord by any person, firm, corporation or other entity whatsoever by reason of Landlord’s compliance, or attempted compliance, with this Section 13, and in the event Landlord is made subject to any action, proceeding or penalty with respect to the provisions of this Section 13, Tenant will indemnify, defend and hold Landlord harmless from any cost, loss, claim or expense in respect thereto with counsel approved by Landlord, the actual out-of-pocket costs of such indemnification and defense (including reasonable attorneys” fees) to be paid entirely by Tenant.

15.    Tenant’s Signage.    Landlord hereby agrees that Tenant shall have the right, at Tenant’s sole cost and expense, and subject to all Applicable Laws, to modify Tenant’s Signage as follows.

15.1    Building F.    Tenant shall have the right to (i) increase the size of Tenant’s current building-top signage located on the top of Building F, and (ii) install one (1) additional eyebrow sign on Building F facing Agoura Road.

15.2    Building D.    Tenant shall have the right to install one (1) building-standard monument sign for Building D in a location reasonably approved by Landlord. The installation, manner of construction, look and quality of any such monument sign installed by Tenant shall be consistent with the existing monuments signs in the Project.

15.3    Project Monument Sign.    Tenant shall have the right to install its name on one (1) building standard sign panel on each existing multi-tenant monument sign located at the entrance to each building in the Project that is leased in whole or part by Tenant. The installation, manner of construction, look and quality of Tenant’s sign panel on such monument signs shall be consistent with the sign panels on existing monuments signs in the Project.

The rights granted to Tenant pursuant to this Section 15 shall be deemed a part of, and subject to all of the terms of, “Tenant’s Signage” rights as set forth in the Lease.

16.    Deletion.    Section 2.2 of the Original Lease is hereby deleted in its entirety and shall be of no further force or effect.

17.    Bifurcation of Lease.    Section 29.35 of the Lease is hereby amended and restated in its entirety as follows: “Landlord shall have the right, if reasonably deemed necessary by Landlord, at any time during the Lease Term, to cause this Lease to be amended and replaced by up to four (4) separate leases, each one with respect to portions of the Premises located in a different Building. Provided that such bifurcation does not increase Tenant’s obligations hereunder on a net basis, or otherwise materially affect Tenant’s use and occupancy of the Premises as provided for by the terms of this Lease, Tenant shall reasonably cooperate with Landlord in connection with any such bifurcation of this Lease.

18.    Broker.    Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Fourth Amendment other than Cushman & Wakefield and CBRE, Inc. (collectively, the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Fourth Amendment. Landlord shall pay any brokerage commissions owing to the Brokers in connection with the transaction contemplated by this Fourth Amendment pursuant to the terms of separate written agreements (the “Written Agreements”) between Landlord and the Brokers. If Landlord does not make payment to Cushman & Wakefield (“Tenant’s Broker”) pursuant to the terms of the Written Agreement with Tenant’s Broker and fails to make such payment within the applicable notice and cure period set forth in such Written Agreement, then Tenant may send a factually correct notice to Landlord of such failure and if Landlord fails to pay Tenant’s Broker within sixty (60) days following receipt of such notice, Tenant may, at its option, upon written notice to Landlord, make the payment of the amount then due and owing to Tenant’s Broker pursuant to the terms and conditions of the Written Agreement with Tenant’s Broker, in which event such payment amount shall be credited against the payment(s) of Base Rent next due and owing under the Lease, as amended hereby, on a monthly basis, until such amount is fully exhausted; provided, however, that Landlord shall have the right, in good faith, to notify Tenant in writing within sixty (60) days following Landlord’s receipt of Tenant’s notice that the amounts described in Tenant’s notice have been previously paid by Landlord, and upon Landlord providing reasonable evidence thereof to Tenant, Tenant shall not be entitled to offset such amount against Base Rent. Any amounts so paid by Tenant to Tenant’s Broker and offset from Base Rent shall no longer be owed from Landlord to Tenant’s Broker pursuant to the terms of the Written Agreement. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Brokers; provided, however, Tenant’s indemnification obligations hereunder shall nevertheless apply to any amounts claimed to be owing to Tenant’s

Broker which were offset from Tenant’s Base Rent obligations as set forth herein. The terms of this Section 18 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

19.    No Further Modification.    Except as set forth in this Fourth Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect. In the event of any conflicts between the terms and conditions of the Lease and the terms and conditions of this Fourth Amendment, the terms and conditions of this Fourth Amendment shall prevail.

IN WITNESS WHEREOF, this Fourth Amendment has been executed as of the day and year first above written.

“LANDLORD”	“TENANT”

MS LPC MALIBU PROPERTY HOLDINGS, LLC a Delaware limited liability company By: /s/ David Binswanger Its: Vice President By: Its:	IXIA a California corporation By: /s/ Thomas B. Miller Its: Chief Financial Officer By: /s/ Candelario Andalon Its: Corporate Controller

EXHIBIT A

CORPORATE CENTER - CALABASAS

OUTLINE OF EXPANSION PREMISES

26651 Agoura Rd #110

EXHIBIT A

EXHIBIT B

CORPORATE CENTER – CALABASAS

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the initial improvement of the Premises for Tenant. This Tenant Work Letter is essentially organized chronologically and addresses the issues of construction, in sequence, as such issues will arise during the actual construction of the initial improvement of the Premises. All references in this Tenant Work Letter to Sections of “the Amendment” shall mean the relevant portions of the applicable Section of the Fourth Amendment to which this Tenant Work Letter is attached as Exhibit B, all references in this Tenant Work Letter to Articles or Sections of “the Lease” shall mean the applicable Section of the “Original Lease,” as that term is defined in the Amendment, all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portions of Sections 1 through 5 of this Tenant Work Letter, and all references in this Tenant Work Letter to “the Premises” shall mean and refer to the Building F Premises, the Building A Premises and the Substitute Premises.

SECTION 1

DELIVERY OF THE PREMISES

1.    Building F Premises and Building A Premises.    Tenant hereby acknowledges that Tenant is currently in possession of the Building F Premises and the Building A Premises, and Tenant shall continue to accept the Building F Premises and the Building A Premises in the currently existing “as is” condition.

2.    Substitute Premises.    Promptly following the full execution and delivery of the Amendment, Landlord shall deliver possession of the Substitute Premises to Tenant in a broom clean, but otherwise “as is,” condition. Notwithstanding the foregoing sentence, Landlord shall cause the Building Systems serving the Substitute Premises to be operational as of the date possession of the Substitute Premises is delivered to Tenant.

SECTION 2

TENANT IMPROVEMENTS

2.1    Tenant Improvement Allowance.    Tenant shall be entitled to a one-time tenant improvement allowance in the amount of (i) $358,060.00 with respect to the Building F Premises and the Building A Premises (i.e., Five Dollars ($5.00) per rentable square foot of the Premises multiplied by 71,612 rentable square feet of the Building F Premises and the Building A Premises) (the “Existing Premises Tenant Improvement Allowance”), and (ii) Five Dollars ($5.00) per rentable square foot of the Substitute Premises (which includes the Building B Substitute Premises and the Building D Substitute Premises), which final amount shall be calculated once the rentable square footage of the Building B Substitute Premises has been determined pursuant to Section 2.1 of the Fourth Amendment) (the “Substitute Premises Tenant Improvement Allowance” and, collectively with the Existing Premises Tenant Improvement Allowance, the “Tenant Improvement

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Allowance”), for the costs relating to the design and construction of Tenant’s improvements, which are permanently affixed to the Premises (the “Tenant Improvements”). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance. As more particularly set forth in Section 8.5 of the Original Lease, all Tenant Improvements for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of the Lease. Tenant hereby acknowledges and agrees that any unused portion of the Tenant Improvement Allowance remaining as of May 31, 2014, shall revert to Landlord and Tenant shall have no further right thereto.

2.2    Disbursement of the Tenant Improvement Allowance.

2.2.1    Tenant Improvement Allowance Items.    Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the “Tenant Improvement Allowance Items”):

2.2.1.1    Payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter;

2.2.1.2    The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.1.3    The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors’ fees and general conditions;

2.2.1.4    The cost of any changes in the Base Building when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.5    The cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the “Code”);

2.2.1.6    Sales and use taxes; and

2.2.1.7    All other costs to be expended by Landlord in connection with the construction of the Tenant Improvements.

2.2.2    Disbursement of Tenant Improvement Allowance.    During the construction of the Tenant Improvements, but subject to the terms of Section 2.2.2.3 of this Tenant Work Letter, below, with respect to the Substitute Premises Tenant Improvement Allowance, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.

2.2.2.1    Monthly Disbursements.    On or before the tenth (10th)day of each calendar month during the construction of the Tenant Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for payment of the “Contractor,” as that term is defined in Section 4.1.1 of this Tenant Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant

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Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of “Tenant’s Agents,” as that term is defined in Section 4.1.2 of this Tenant Work Letter, for labor rendered and materials delivered to the Premises; (iii) executed mechanic’s lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d); and (iv) all other information reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. Thereafter, Landlord shall deliver a check to Tenant made jointly payable to Contractor and Tenant in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the “Approved Working Drawings,” as that term is defined in Section 3.4 below, or due to any substandard work, or for any other reason. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

2.2.2.2    Final Retention.    Subject to the provisions of this Tenant Work Letter, a check for the Final Retention payable jointly to Tenant and Contractor shall be delivered by Landlord to Tenant following the completion of construction of the Tenant Improvements, provided that (i) Tenant delivers to Landlord properly executed mechanic’s lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4) from all of Tenant’s Agents, (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building, (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Tenant Improvements in the Premises has been substantially completed, (iv) Tenant records a valid Notice of Completion in accordance with the requirements of Section 4.3 of this Tenant Work Letter, and (v) a certificate of occupancy (or its equivalent) has been issued for the Premises.

2.2.2.3    Other Terms.    Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items. In addition, notwithstanding anything in the Amendment or this Tenant Work Letter to the contrary, in no event shall Landlord have any obligation to disburse all or any portion of the Substitute Premises Tenant Improvement Allowance prior to June 1, 2013. Notwithstanding the provisions of Sections 2.2.2.1 and 2.2.2.2, above, Landlord agrees to deliver a check made payable solely to Tenant for reimbursement of all sums (but in no event in an amount exceeding the Substitute Premises Tenant Improvement Allowance) paid by Tenant to Architect, Engineer and Tenant’s Agents in connection with the construction of the Substitute Premises Tenant Improvements, within thirty (30) days after (but in no event earlier than June 1, 2013) (i) Tenant delivers to Landlord invoices from Architect, Engineers and all of Tenant’s Agents for labor rendered and materials delivered in connection with the Substitute Premises Tenant Improvements, together with evidence of payment of such invoices, and (ii) all of the conditions for issuance of the check for Final Retention, as described in Section 2.2.2.2, above, have been satisfied.

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All Tenant Improvement Allowance Items for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of the Lease.

2.2.3    Offset Rights.    To the extent that Landlord fails to pay from the Tenant Improvement Allowance amount due to Tenant in accordance with the terms hereof, and such amount remains unpaid for sixty (60) days after notice from Tenant, then without limiting Tenant’s other remedies under the Lease, Tenant may, after Landlord’s failure to pay such amounts within five (5) business days after Tenant’s delivery of a second notice from Tenant delivered after the expiration of such 60-day period, deduct the amount thereof from the Rent next due and owing under the Lease. Notwithstanding the foregoing, if during either the sixty (60)-day or five (5)-day period set forth above, Landlord (i) delivers notice to Tenant that it disputes any portion of the amounts claimed to be due in accordance with the provisions of this Tenant Work Letter (the “Allowance Dispute Notice”), and (ii) pays any amounts not in dispute, Tenant shall have no right to offset any amounts against Rent, but may institute legal proceedings against Landlord to recover such amounts from Landlord. Notwithstanding of the foregoing, in the event Tenant institutes legal proceedings as provided herein and a final, non-appealable determination is made in favor of Tenant, Tenant shall be entitled, automatically, to offset the amount of such award against the Rent next coming due under the Lease.

2.3    Building Standards.    Landlord has established or may establish specifications for certain Building standard components to be used in the construction of the Tenant Improvements in the Premises, which are attached hereto as Schedule 1 (the “Building Standards”). The quality of Tenant Improvements shall be equal to or of greater quality than the quality of such Building Standards, provided that Landlord may, upon written notice to Tenant, at Landlord’s option, require the Tenant Improvements to comply with certain Building Standards, except to the extent that (i) such compliance would create inconsistent aesthetic effect with the existing tenant improvements installed in the Premises (e.g., maple doors are currently installed throughout the Premises), and (ii) the use of a different brand of materials would not compromise the quality of the Tenant Improvements. Landlord may make changes to said specifications for Building Standards from time to time.

2.4    Removal of Above-Standard Tenant Improvements.    “Above Standard Tenant Improvements” shall mean (i) any part of the Tenant Improvements which are not consistent with the Building Standards; (ii) any changes in or additions to the Tenant Improvements made at the request of Tenant or due to any other act or omission on the part of Tenant; and (iii) a configuration of the Tenant Improvements which is not usual and customary for normal, general office occupancy. If so directed by Landlord at the time Landlord approves the Final Space Plan and/or Final Working Drawings, Tenant shall, at its sole cost and expense, prior to the expiration or earlier termination of the Extended Term, remove from the Premises any Above Standard Tenant Improvements designated by Landlord, and shall replace such designated Above Standard Tenant Improvements to be removed with Building standard improvements. Such removal and replacement of Above Standard Tenant Improvements shall be performed promptly and shall be completed by Tenant on or before the later of (x) the expiration of the Extended Term, or (y) the date which is thirty (30) days following Landlord’s delivery of written notice to Tenant regarding such removal obligation, and if Tenant fails to timely remove and/or replace any such identified Above Standard Tenant Improvements, then at Landlord’s option, either (1) Tenant shall be deemed to be holding over in the Premises and Rent shall continue to accrue in accordance with the terms of Article 16 of the Original Lease, until such work shall be completed, or (2) Landlord may do so and may charge the cost

EXHIBIT B

thereof to Tenant, in which event Tenant shall be deemed to be holding over in the Premises, and Rent shall continue to accrue in accordance with the terms of Article 16 of the Original Lease, until the earlier of (A) the date Landlord completes such work, or (B) the reasonably anticipated date for such completion assuming Landlord’s use of commercially reasonable and diligent efforts in completing the same.

SECTION 3

CONSTRUCTION DRAWINGS

3.1    Selection of Architect/Construction Drawings.    Tenant shall retain an architect/space planner designated by Tenant and reasonably approved in advance by Landlord (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. Tenant shall retain engineering consultants designated by Tenant and reasonably approved in advance by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work in the Premises, which work is not part of the Base Building. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications determined by Landlord, and shall be subject to Landlord’s approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in the Lease shall specifically apply to the Construction Drawings.

3.2    Final Space Plan.    Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Premises before any architectural working drawings or engineering drawings have been commenced. In addition, Tenant shall supply Landlord with a copy of the final space plan in an AutoCAD Computer Assisted Drafting and Design System format. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require.

3.3    Final Working Drawings.    After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Engineers

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and the Architect to complete the “Final Working Drawings” (as that term is defined below) in the manner as set forth below. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow all of Tenant’s Agents to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval, which Final Working Drawings shall include the determination by the Architect of the rentable and usable square footage of the Building B Substitute Premises. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings, including one (1) copy in an AutoCAD Computer Assisted Drafting and Design System format. Landlord shall advise Tenant within ten (10) business days after Landlord’s receipt of the Final Working Drawings for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall immediately revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith. In addition, if the Final Working Drawings or any amendment thereof or supplement thereto shall require alterations in the Base Building (as contrasted with the Tenant Improvements), and if Landlord in its sole and exclusive discretion agrees to any such alterations, and notifies Tenant of the need and cost for such alterations, then Tenant shall pay the cost of such required changes in advance upon receipt of notice thereof. Tenant shall pay all direct architectural and/or engineering fees in connection therewith, plus fifteen percent (15%) of such direct costs for Landlord’s servicing and overhead.

3.4    Approved Working Drawings.    The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Premises by Tenant; provided, however, Landlord may approve the Final Working Drawings subject to Landlord’s verification of the rentable and usable square footage of the Building B Substitute Premises pursuant to Section 2.1 of the Amendment. After approval by Landlord of the Final Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord which consent may not be unreasonably withheld, conditioned or delayed.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1    Tenant’s Selection of Contractors.

4.1.1    The Contractor.    A general contractor shall be retained by Tenant to construct the Tenant Improvements. Such general contractor (“Contractor”) shall be selected by Tenant, subject to Landlord’s reasonable approval.

4.1.2    Tenant’s Agents.    All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be

EXHIBIT B

known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, Landlord may nevertheless designate and require the use of particular mechanical, engineering, plumbing, fire life-safety and other Base Building subcontractors. If Landlord does not approve any of Tenant’s proposed subcontractors, laborers, materialmen or suppliers, Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord’s written approval.

4.2    Construction of Tenant Improvements by Tenant’s Agents.

4.2.1    Construction Contract; Cost Budget.    Tenant shall engage the Contractor under an AIA A101 Stipulated Sum Agreement (1997 Version) accompanied by Landlord’s standard AIA A201 General Conditions (1997 Version) as modified by Landlord (collectively, the “Contract”). Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.7, above, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract (the “Final Costs”).

4.2.2    Tenant’s Agents.

4.2.2.1    Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work.    Tenant’s and Tenant’s Agent’s construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) Tenant’s Agents shall submit schedules of all work relating to the Tenant’s Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule; and (iii) Tenant shall abide by all rules made by Landlord’s Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Tenant Improvements.

4.2.2.2    Indemnity.    Tenant’s indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises.

4.2.2.3    Requirements of Tenant’s Agents.    Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (i) completion of the work performed by such contractor or subcontractors, and (ii) the Substitute

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Premises Commencement Date. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.2.2.4    Insurance Requirements.

4.2.2.4.1    General Coverages.    All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease.

4.2.2.4.2    Special Coverages.    Tenant shall, or shall cause its Contractor to, carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant’s Agents shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $5,000,000 per incident, $5,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.

4.2.2.4.3    General Terms.    Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before any equipment of Tenant’s Agents is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed and accepted by Landlord, except for Products and Completed Operations Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the Tenant Improvements and acceptance by Landlord and Tenant. All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Tenant’s Agents. All insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not serve to limit the indemnification of Landlord by Tenant under Section 4.2.2.2 of this Tenant Work Letter. Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of the Tenant Improvements and naming Landlord as a co-obligee.

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4.2.3    Governmental Compliance.    The Tenant Improvements shall comply in all respects with the following: (i) all state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.2.4    Inspection by Landlord.    Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord disapprove any portion of the Tenant Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may, take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.

4.2.5    Meetings.    Commencing upon the approval or the Final Working Drawings, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at a location designated by Landlord, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor’s current request for payment.

4.3    Notice of Completion; Copy of Record Set of Plans.    Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a valid Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (x) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (y) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, and (z) to deliver to Landlord two (2) sets of copies of such record set of drawings (including one set in an AutoCAD Computer Assisted Drafting and Design System format) within ninety (90) days following issuance of a

EXHIBIT B

certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

SECTION 5

MISCELLANEOUS

5.1    Tenant’s Representative.    Tenant has designated Mr. Dion Brain as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2    Landlord’s Representative.    Landlord has designated Ms. Ginger D. Dunbar as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3    No Miscellaneous Charges.    Landlord shall provide to Tenant and Tenant’s Agents, without charge (to the extent utilized in connection with the construction of the Tenant Improvements), but subject to availability, utilities, HVAC, freight (or padded passenger) elevator service, hoists, access to loading docks, and restrooms, during the period that such Tenant’s Agents are actually present in the Building and working on the design and/or construction of the Tenant Improvements, and/or use of loading docks during the Building Hours during the period of construction of the Tenant Improvements and Tenant’s move into the Premises. With respect to Tenant’s use of the loading docks after Building Hours, if so requested by Tenant, Tenant shall be required to pay for the reasonable out-of-pocket costs incurred by Landlord for after hours access control personnel.

5.4    Time of the Essence in This Tenant Work Letter.    Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

5.5    Tenant’s Lease Default.    Notwithstanding any provision to the contrary contained in the Lease or this Tenant Work Letter, if any default by Tenant under the Lease or this Tenant Work Letter (including, without limitation, any failure by Tenant to fund any portion of the Over-Allowance Amount) occurs at any time on or before the Substantial Completion of the Tenant Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may, without any liability whatsoever, cause the cessation of construction of the Tenant Improvements (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Tenant Improvements and any costs occasioned thereby), and (ii) all other obligations of Landlord under the terms of the Lease and this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

EXHIBIT B

SCHEDULE 1 TO EXHIBIT B

BUILDING STANDARDS

•	Cherry doors – 3’x 8’ 8” corridor and interior. 20 minute label, stained to match building standard sample

•	Timely frames – Browntone

•	Interior doors – Schlage D-50; Rhodes 626 finish

•	Hinges – 626 finish

•	Entrance locks – Schlage mortise set w/deadbolt and lever hardware

•	Donn ceiling grid white 2x4

•	Armstrong 2x4 “second look”

•	2x4 parabolic 3-lamp lights

•	Watt Stopper wall sensors and ceiling sensor

•	Dunn Edwards Suprema paint

•	Designweave carpet

•	Burke rubber carpet base

•	Mannington VCT

•	Cabinets and countertops – Home Depot

•	Elkay stainless steel sink

•	Delta single handled faucet

•	Home Depot garbage disposal

SCHEDULE 1 TO

EXHIBIT B

EXHIBIT C

LOCATION OF GENERATOR AND CHILLER UNITS

Bldg. "A"
Bldg. "A"
NORTH
PRODUCT DRAWING
YORK
BUILDING "A"

EXHIBIT C